LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              260 Franklin Street
                                Boston, MA 02110





                                                 January 29, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

               Re:  Unitil Corporation, et al. (File No. 70-10084)
                    ----------------------------------------------

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of a certificate, pursuant to Rule 24, by Unitil Corporation (the "Company"), a New Hampshire corporation and a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and its public utility subsidiaries, Concord Electric Company ("CECo") and Exeter & Hampton Electric Company ("E&H") (the "Certificate"). The Certificate is filed in accordance with the order of the Commission in Release No. 27609, dated December 2, 2002 (the "Order"), authorizing the merger of E&H with and into CECo (the "Merger"), in connection with which, (i) all of the issued and outstanding shares of E&H common stock were converted into a single share of CECo common stock, and (ii) each share of E&H cumulative preferred stock outstanding immediately prior to the Merger was converted into a share of a new series of CECo cumulative preferred stock, with each new series of CECo cumulative preferred stock having the same terms and conditions as the existing series of E&H cumulative preferred stock for which they were exchanged. Following consummation of the Merger, CECo changed its name to Unitil Energy Systems, Inc. ("UES"). The Order also (i) authorized the Applicants to amend and combine the debt indentures of CECo and E&H into a single UES indenture (the "UES Indenture") and (ii) revised the existing authorization for the Unitil system money pool, in each case, to reflect the Merger.

          In connection with this opinion, we have examined originals, or copies certified to our satisfaction, of, the Application/Declaration on Form U-1 (File 70-10084), as amended, of the Company, CECo, and E&H filed with the Commission in this proceeding (the



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Securities and Exchange Commission
January 29, 2003
Page 2



"Application/Declaration"), the Order, the agreement and plan of merger between CECo and E&H, the amended and restated articles of incorporation of CECo (the "UES Charter"), the UES Indenture, various state commission applications and orders, and such other exhibits, documents, agreements, instruments, and/or other materials as we considered necessary or advisable in order to render the opinions set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, and documents. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

          Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

          (1) All state laws applicable to the transactions described in the Application/Declaration were complied with.

          (2) (a) Immediately prior to the Merger, CECo and E&H were each validly organized and duly existing under the laws of the State of New Hampshire, and, as of the date hereof, CECo, which has been renamed UES, is validly organized and duly existing under the laws of the State of New Hampshire; (b) the common stock and cumulative preferred stock of CECo issued in the Merger were validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the UES Charter; and (c) the notes issued under the UES Indenture are valid and binding obligations of UES, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and to general principles of equity, regardless of whether such principles are considered at a proceeding at law or in equity, and further subject to the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (3) CECo legally acquired the assets and liabilities and succeeded to the business of E&H through the Merger.

          (4) The consummation of the Merger and related transactions did not violate the legal rights of the holders of any securities issued by CECo or E&H or any associate company thereof.



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Securities and Exchange Commission
January 29, 2003
Page 3



          The opinions expressed above in respect of the filing of the Certificate are subject to the following assumptions or conditions:

          a. The Commission duly entered the Order granting and permitting the Application/Declaration to become effective with respect to the Merger and all transactions connected therewith.

          b. No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed above.

          We hereby consent to the use of this opinion as an exhibit to the Certificate and to its incorporation as an exhibit to the Application/Declaration. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person or used for any other purpose. We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire and the federal laws of the United States.


                                     Very truly yours,

                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.